Exhibit 99.1

FOR IMMEDIATE RELEASE

Manhattan Associates Announces CFO Resignation

ATLANTA, (April 27, 2016) – Leading Supply Chain Commerce Solutions provider Manhattan Associates, Inc. (NASDAQ: MANH) today announced that on April 25, 2016, the Company’s Executive Vice President, Chief Financial Officer, and Treasurer, Dennis B. Story, notified the Company he will be leaving to pursue personal and other business interests. Mr. Story will continue to serve Manhattan in his current role through the end of the Company’s second fiscal quarter, which is June 30, 2016. Manhattan’s President and CEO, Eddie Capel, thanked Mr. Story for his ten years of valuable service to the Company.

Manhattan Associates is proceeding with its process to identify a successor to Mr. Story. If Mr. Story’s successor is not in place by his departure date, the Company intends that Linda C. Pinne, Senior Vice President, Global Corporate Controller, and Chief Accounting Officer, will serve as Manhattan’s interim CFO until Mr. Story’s successor is in place. Ms. Pinne has served Manhattan since July 2005, initially as Controller, Americas, promoted to Vice President, Corporate Controller, in January 2007, and promoted to Senior Vice President, Global Corporate Controller, and Chief Accounting Officer in January 2016.

Receive up-to-date product, customer and partner news directly from Manhattan Associates on Twitter and Facebook.

About Manhattan Associates

Manhattan Associates makes commerce-ready supply chains that bring all points of commerce together so you’re ready to sell and ready to execute. Across the store, through your network or from your fulfillment center, we design, build and deliver market-leading solutions that support both top-line growth and bottom-line profitability. By converging front-end sales with back-end supply chain execution, our software, platform technology and unmatched experience help our customers get commerce ready—and ready to reap the rewards of the omni-channel marketplace. For more information, please visit www.manh.com.

Press Contact:	Beverly McDonald Manhattan Associates 678-597-6528

bmcdonald@manh.com

###